Exhibit 23.1

Grobstein, Horwath & Company LLP	15233 Ventura Boulevard, Ninth Floor
Certified Public Accountants	Sherman Oaks, California 91403-2201
Member Horwath International	818.501.5200 Main
818.907.9632 Fax
www.horwathcal.com

CONSENT AND REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of Amendment No. 5 to the Registration Statement on Form S-l of our report dated October 16, 2007, relating to the financial statements of 2020 ChinaCap Acquirco, Inc., as of August 31, 2007 and for the periods from August 21, 2006 (date of inception) to December 31, 2006 and from January 1, 2007 to August 31, 2007, which appear in such Prospectus.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

Grobstein, Horwath & Company LLP

November 7, 2007